Exhibit 4.23

EXECUTION COPY

AMENDMENT TO SECURITY HOLDERS AGREEMENT

          THIS AMENDMENT TO SECURITY HOLDERS AGREEMENT (the “Amendment”) dated as of           , 2009 amends that certain Security Holders Agreement by and among FriendFinder Networks Inc., f/k/a Penthouse Media Group Inc., a Nevada corporation, (the “Company”), the holders of the Series A Convertible Preferred Stock of the Company listed on Exhibit A thereto, and certain of the remaining holders of any capital stock of the Company listed on Exhibit B thereto (the “Security Holders Agreement”).

          WHEREAS, Post and its affiliated funds, as the Required Holders (as such term is defined in the Purchase Agreement) have agreed to amend the Purchase Agreement and that certain Securities Purchase Agreement (15.0% Senior Secured Notes Due 2010) dated as of August 28, 2006, among the Issuer, the “Guarantors” defined therein and party thereto, the Holders as “Holders” defined therein and party thereto, and the Agent, as “Administrative Agent” and “Collateral Agent” defined therein and party thereto by entering into that certain Third Amendment and Limited Waiver dated as of October 8, 2009 by and among the Company, the guarantors party thereto, the Agent and Post and its affiliated funds as the Required Holders.

          WHEREAS, the Company, the Majority Equity Sponsors and the additional signatories hereto representing holders of a majority of the shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrants) held by the New Series A Investors and their Affiliates originally issued to the New Series A Investors pursuant to the Purchase Agreement (the “Required Investors”) desire to amend the Security Holders Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Security Holders Agreement.

          2. Amendments. The Security Holders Agreement is hereby amended as follows:

(a) All references to “Penthouse Media Group Inc.” in the Security Holders Agreement are hereby deleted and replaced with “FriendFinder Networks Inc.”

          (b) Section 3.1.2 of the Security Holders Agreement is hereby amended by replacing the first word “Beginning” with the phrase “Except as set forth in Section 3.1.2(b), beginning” and restating it in its entirety as Section 3.1.2(a).

(c) Section 3.1.2 of the Registration Rights Agreement is further hereby amended by adding the following new clause at the end thereof:

(b)	Early Demand Registration.

(i)

Notwithstanding the provisions in Section 3.1.2(a) above, so long as Section 7.01(v) of the Purchase Agreement remains in effect and has not been waived, upon receipt of a written request from the Required New Series A Investors on behalf of the New Series A Investors and their Affiliates, as applicable, within 20 days after the consummation of a Qualified IPO (the “Early Demand Request”), pursuant to section 3.1.2(b)(ii) below, the Company shall cause the first Demand Registration Statement to be filed with the SEC no later than four months after the consummation of a Qualified IPO (the “Early Demand Registration Statement”) and use its best efforts to cause such Early Demand Registration Statement to be declared effective by the SEC for all Registrable Securities that the Company has been requested to register no later than 180 days after the consummation of a Qualified IPO. Notwithstanding the foregoing, the declaration of effectiveness of the Early Demand Registration Statement may be delayed to provide for any customary lock-up period and extension required by the underwriters of the Qualified IPO, which delay shall not constitute a breach of this Section 3.1.2(b). For the avoidance of doubt, the Early Demand Registration Statement filed pursuant to this Section 3.1.2(b) shall constitute one of the three Demand Registrations permitted under Section 3.1.2(a) and shall be subject to all procedural requirements of and provisions relating to a Demand Registration and Demand Registration Statement under this Agreement except as explicitly set forth otherwise in this Section 3.1.2(b).

(ii)

Upon receipt of an Early Demand Request in accordance with Section 2.2(b)(i) above, the Company will promptly give written notice to all Series A Investors who beneficially own any Registrable Securities of its intention file the Early Demand Registration Statement, of the registration form of the SEC that has been selected by the Company and of such Series A Investors’ rights to request that any Registrable Securities they hold be included (the “Early Piggyback Notice”). The Company will use commercially reasonable efforts to include, and to cause the underwriter or underwriters to include, in the proposed offering, on the same terms and conditions as the securities of the Company included in such offering, all Registrable Securities that the company has been requested in writing, within 15 calendar days after the Early Piggyback Notice is given, to register by the Warrant Rights Holders entitled to receive an Early Piggyback Notice. In the case of any registration of Registrable Securities in an underwritten offering pursuant to this Section 3.1.2(b) all Series A Investors proposing to distribute their securities pursuant to this Section 3.1.2(b)(ii) shall, at the request of the Company, enter into an agreement in customary form with the underwriter or underwriters.

(d) Section 3.4 of the Security Holders Agreement is hereby amended by adding the words “or 3.2(b)” after “3.1” in the first sentence thereof.

(e) Section 6 of the Security Holders Agreement is hereby amended by adding the following new Section 6.17 at the end thereof:

“6.17 Disposition of Series A Preferred. Notwithstanding the disposition by a Series A Investor of all of its Series A Preferred, such person or entity shall remain a Series A Investor for purposes of this agreement.”

          3. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Facsimile signatures shall be considered originals for all purposes.

          4. Security Holders Agreement Remains in Effect. Except as amended hereby, the Security Holders Agreement remains in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:

FRIENDFINDER NETWORKS INC.
By:	/s/ Ezra Shashoua

Name:	Ezra Shashoua
Title:	Chief Financial Officer

[Signatures continue on following page.]

/s/ Marc H. Bell

MARC H. BELL

PET CAPITAL PARTNERS LLC, as Agent
By:	NAFT Ventures I, LLC, Managing Member

	By:	/s/ Marc H. Bell

Name: Marc H. Bell
Title: Managing Member

PET CAPITAL PARTNERS II LLC

By:	/s/ Marc H. Bell

Name: Marc H. Bell
Title: Managing Member

NAFT VENTURES I, LLC

By:	/s/ Marc H. Bell

Name: Marc H. Bell
Title: Managing Member

[Signatures continue on following page.]

/s/ Daniel C. Staton

DANIEL C. STATON

STATON FAMILY INVESTMENTS, LTD

By:	/s/ Daniel C. Staton

Name:	Daniel C. Staton
Title:	Managing Member

STATON MEDIA LLC

By:	/s/ Daniel C. Staton

Name:	Daniel C. Staton
Title:	Managing Member

ABSOLUTE RETURN EUROPE FUND

By:

Name:
Title:

[Signature Page to Amendment to Security Holders Agreement]